Business and Financial Editors: For Immediate Release

THE BANK HOLDINGS COMPLETES MERGER WITH NNB HOLDINGS, INC.

Reno, NV — November 6, 2006 – The Bank Holdings (NASDAQ: TBHS) announced completion of the merger of NNB Holdings, Inc. with and into The Bank Holdings effective today. On May 17, 2006, The Bank Holdings and NNB Holdings, Inc. announced the signing of a definitive agreement with shareholders of both companies approving the acquisition on October 4, 2006. Subsequently, all necessary regulatory approvals were granted. In connection with the acquisition, Northern Nevada Bank, subsidiary of NNB Holdings, Inc. has also been merged with and into Nevada Security Bank, subsidiary of The Bank Holdings.

The Bank Holdings is paying $7.5 million in cash and will issue 1,426,208 shares of common stock to shareholders of NNB Holdings, Inc., resulting in a transaction value of approximately $27.6 million based upon the average closing price for the fifteen trading days ending on October 30, 2006. Total consideration to be paid in the merger is $35.1 million and the exchange ratio is 1.87 shares of The Bank Holdings common stock for each share of NNB Holdings, Inc. common stock. After adjusting for severance payments and merger expenses, the transaction value to NNB Holdings, Inc. shareholders is $36.22 per share. NNB Holdings, Inc. shareholders will have the option of electing to receive newly issued shares of The Bank Holdings common stock, cash or a combination of common stock and cash subject to allocation and pro-ration provisions of the definitive agreement. If elections to receive The Bank Holdings common stock exceed 1,426,208 shares or cash elections exceed $7.5 million, an allocation procedure will be applied and shareholders may receive a combination of cash and common stock shares.

Hal Giomi, The Bank Holdings’ Chief Executive Officer, stated, “The merger of Northern Nevada Bank and Nevada Security Bank makes us the largest, local community bank in northern Nevada. Northern Nevada Bank was a very profitable, high growth institution, and we expect this transaction to be immediately accretive to earnings.”

Nevada Security Bank President David A. Funk stated, “Northern Nevada Bank customers are being welcomed to our combined organization today. The same great bankers they know and trust will now be a part of Nevada Security Bank with new strength and size. We will have large bank capabilities with small bank, friendly service. All Nevada Security Bank customers can look forward to our commitment to excellent customer service, an expanded range of financial products and services, and the convenience of more branches and ATMs in Nevada.”

The resulting company has total assets of approximately $ 610 million and total deposits of $480 million with seven branches in northern Nevada and northern California. In conjunction with the acquisition, The Bank Holdings raised over $11 million from the sale of common stock to accredited investors in a private placement.

Shareholder election forms and instructions for surrendering certificates will be mailed to NNB Holdings, Inc. shareholders of record with an election deadline of December 7, 2006. The merger will qualify as a tax-free re-organization within the meaning of Section 368(a) of the Internal Revenue Code. As tax matters are very complicated and dependent on particular situations, shareholders are encouraged to consult their tax advisor regarding the tax consequences of the merger.

The Bank Holdings was advised in the transaction by D.A. Davidson & Co. with Gary Steven Findley & Associates acting as legal counsel. Northern Nevada was advised in the transaction by Hovde Financial, Inc., with Graham & Dunn, PC acting as legal counsel.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. Nevada Security Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. After the merger, Nevada Security Bank operates seven branches; six in northern Nevada and one in Roseville, California, which is separately branded as Silverado Bank. An FDIC approved branch office in the vicinity of Rancho Cordova, California is scheduled to open during the fourth quarter of 2006. The President of Nevada Security Bank, David A. Funk, is a long-time banker and resident of the Reno area. Nevada Security Bank reported total assets of $426 million, total loans of $311 million, and total deposits of $352 million at September 30, 2006. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer. The Bank Holdings also operates two subsidiary qualified exchange intermediary companies, Rocky Mountain Exchange, of Bozeman, Montana, and Granite Exchange, of Roseville, California. These companies were acquired during March, 2006 and perform tax — deferred property exchanges under Internal Revenue Code Section 1031. The Bank Holdings reported total assets of $461 million at September 30, 2006.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and The Bank Holdings and NNB Holdings, Inc. intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the companies’ expectations regarding future events and developments, including that all conditions required to close the merger will be met. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the companies’ publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The joint proxy statement/prospectus is available free of charge on the SEC web site (http://www.sec.gov).

The Bank Holdings files annual, quarterly and special reports, proxy statement and other information with the SEC. These documents are available free of charge on the SEC web site (http://www.sec.gov).

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For additional information, please contact:

The Bank Holdings

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P.O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, NV

Phone: 775-853-8600

Fax: 775-853-2056